Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Kelly Spencer 423-294-4508 Toll free: 866-750-8686 Kspencer2@unum.com

Unum hires Elizabeth Ahmed as executive vice president of
people and communication

CHATTANOOGA, Tennessee (Oct. 15, 2018) - Unum (NYSE: UNM), a leading provider of financial protection benefits in the U.S. and U.K., today said that Elizabeth Ahmed has been appointed executive vice president of People and Communication for the company effective October 29.

In her role, she will report to President and CEO Richard McKenney and oversee four primary functions: Human Resources, Diversity and Inclusion, Corporate Social Responsibility, and Corporate Communications. She will be based at the company’s headquarters in Chattanooga.

“It’s a privilege to welcome Liz to Unum’s senior leadership team,” McKenney said. “She is an accomplished and well-respected human resources executive, and I’m confident she’ll help us realize our vision of a world-class workplace that attracts great talent and values every voice.”

As a member of the company’s senior leadership committee, Ahmed will work with leaders across the enterprise to develop talent strategies that ensure Unum employees continue to be a competitive advantage. She will also help guide the company on its journey to be more inclusive and ensure Unum is communicating effectively to its various stakeholders.

Ahmed is relocating from Cleveland, Ohio, where she was Chief Human Resources Officer at AmTrust Financial Services, a $6 billion company with 8,000 employees. Ahmed has also held HR leadership positions at Equity Administration Services, PNC Bank and Marsh USA.

She has a Bachelor of Arts from University of Sussex, and a Master of Science in Organizational Design and Analysis from Case Western Reserve University.

###
About Unum
Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life, and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.3 billion in 2017 and provided nearly $7 billion in benefits.

For more information, connect with us on Facebook, Twitter and LinkedIn.